Exhibit 31.3


                         Independent Accountant's Report


      Lehman ABS Corporation, as Depositor
      745 Seventh Avenue
      New York, New York 10019

      U.S. Bank Trust National Association, as Trustee
      Corporate Trust Department
      100 Wall Street
      New York, NY 10005

      Re: Corporate Backed Trust Certificates, Goldman Sachs Capital I Securities-Backed Series 2004-4 Trust (the "Trust")

      Ladies and Gentlemen:

      We have examined assertions of Lehman ABS Corporation (the "Depositor") and U.S. Bank National Association, (the "Trustee" and, together with the Depositor, the "Management") that the Depositor and the Trustee have complied, in all material respects, with the provisions of the Standard Terms for Trust Agreements dated as of January 16, 2001, as supplemented by a series supplement dated as of February 25, 2004 in respect of the Corporate Backed Trust Certificates, Goldman Sachs Capital I Securities-Backed Series 2004-4 Trust (the "Trust"), as supplemented by a supplement to the series supplement dated as of March 10, 2004 (together, the "Trust Agreement"), during the period covered by the annual report on Form 10-K filed by the Depositor on behalf of the Trust for the year ended December 31, 2007 (the "Annual Report"). Management is responsible for compliance with the Trust Agreement. Our responsibility is to express an opinion on Management's assertions based on our examination.

      Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Depositor's and the Trustee's compliance with the Trust Agreement and performing such other procedures as considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

      In our opinion, the Depositor and the Trustee have complied, in all material respects, with the Trust Agreement during the period covered by the Annual Report and Management's assertions with respect to such compliance are fairly stated, in all material respects, for the year ended December 31, 2007.


      /s/ Aston Bell, CPA


      New York, New York
      March 14, 2008


                                 ASTON BELL, CPA